Exhibit 99.2
Terremark Secures Equity Investment From VMware
Virtualization Leader Purchases $20 Million in Common Stock at $5 per Share
MIAMI — May 26, 2009 — Terremark Worldwide, Inc. (NASDAQ:TMRK), a leading global provider of managed IT infrastructure services, today announced that VMware, Inc. (NYSE:VMW), the global leader in virtualization solutions from the desktop to the datacenter, will acquire an equity stake in the Company.
Under the agreement, VMware will purchase 4 million shares of newly issued Terremark common stock at $5 per share, for a total investment of $20 million. With this investment, VMware will own approximately 5 percent of Terremark’s total common stock on a fully diluted basis.
“VMware is the recognized leader in virtualization and a driving force behind the evolution of cloud computing,” said Manuel D. Medina, Terremark’s Chairman and CEO. “VMware’s powerful technology is a key component of our suite of virtualized offerings, including our Enterprise Cloud platform. This investment in Terremark is an indication of the confidence VMware has in our Company and we are proud to have such a strong show of support from this long-term, strategic partner.”
“VMware has worked closely with Terremark for years, and during that time it has distinguished itself as a leader in delivering VMware virtualization, security, and business continuity to customers of all sizes and in all industries,” said Dan Chu, Vice President of Emerging Products and Markets. “This investment in Terremark underscores the importance of this partnership and our belief in their ability to leverage our technologies as part of the VMware vCloud initiative to develop reliable and scalable cloud computing solutions.”
Terremark’s executives will provide further insight into VMware’s investment on its previously announced earnings call today at 5 p.m. ET. To participate on the conference call, please dial 800-510-0178 (domestic) or 617-614-3450 (international) five to ten minutes before the call and reference the passcode TMRK Call.

About Terremark Worldwide, Inc.
Terremark Worldwide (NASDAQ:TMRK) is a leading global provider of IT infrastructure services delivered on the industry’s most robust and advanced technology platform. Leveraging data centers in the United States, Europe and Latin America with access to massive and diverse network connectivity, Terremark delivers government and enterprise customers a comprehensive suite of managed solutions including managed hosting, colocation, disaster recovery, security and cloud computing services. Terremark’s Enterprise Cloud computing architecture delivers the agility, scale and economic benefits of cloud computing to mission-critical enterprise and Web 2.0 applications and its DigitalOps® service platform combines end-to-end systems management workflow with a comprehensive customer portal. More information about Terremark Worldwide can be found at http://www.terremark.com.
Statements contained in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include the ability of Terremark to close the transaction with VMware and VMware’s percentage ownership of Terremark common stock. Terremark’s actual results may differ materially from those set forth in the forward-looking statements due to a number of risks, ability to cross-sell across an acquired customer base, ability to increase revenue yields within facilities, ability to refinance existing debt, uncertainties and other factors, as discussed in Terremark’s filings with the SEC. These factors include, without limitation, Terremark’s ability to obtain funding for its business plans, uncertainty in the demand for Terremark’s services or products and Terremark’s ability to manage its growth, the successful integration of operations of acquired companies. Terremark does not assume any obligation to update these forward-looking statements.
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CONTACT:
Media Relations
Terremark Worldwide, Inc.
Xavier Gonzalez
305-961-3134
xgonzalez@terremark.com
Investor Relations
Terremark Worldwide, Inc.
Hunter Blankenbaker
305-961-3109
hblankenbaker@terremark.com